EXHIBIT 6.


   OPINION AND CONSENT OF RICHARD R. GREER AS TO ACTUARIAL MATTERS PERTAINING
                       TO THE SECURITIES BEING REGISTERED


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                                 PFL Letterhead

May 27, 1999

PFL Life Insurance Company
4333 Edgewood Road, NE
Cedar Rapids, Iowa  52499

        RE:  REGISTRATION NO. 333-68087

Gentlemen:

        This opinion is furnished in connection with the Pre-Effective Amendment No. 1 registration by PFL Life Insurance Company of both individual and joint survivorship modified single premium variable life insurance policies ("Policies") under the Securities Act of 1933. The prospectus included in the Registration Statement on Form S-6 describes the Policies. The forms of Policies were prepared under my direction, and I am familiar with the Registration Statement and exhibits thereof.

        In my opinion, the illustrations of death benefits, cash values and net surrender values included in the section entitled "Appendix A - Illustrations" of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the respective forms of the Policies.

        I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.

Very truly yours,


/s/ RICHARD R. GREER
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Richard R. Greer
Vice President and Actuary